Exhibit (a)(53)

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                     Supplement No. 5 Dated December 8, 2006
             Relating to the Amended and Restated Offer to Purchase
                         Dated May 24, 2005, as Amended
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                             LOLA BROWN TRUST NO. 1B

                   Has Amended Its Offer to Purchase for Cash
               Up to 1,620,000 Outstanding Shares of Common Stock
                                       of
                  NEUBERGER BERMAN REAL ESTATE INCOME FUND INC.
                                       at
                              $19.89 Net Per Share

THE OFFER AND WITHDRAWAL RIGHTS HAVE BEEN EXTENDED, AND WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, APRIL 3, 2007, UNLESS THE OFFER IS FURTHER EXTENDED.

THE OFFER IS NOT CONDITIONED UPON THE RECEIPT OF FINANCING OR UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS SUBJECT TO CERTAIN CONDITIONS. SEE "THE OFFER -- SECTION 14."

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE
MERITS OR FAIRNESS OF THIS TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THE OFFER OR THIS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                    IMPORTANT

     Any shareholder desiring to tender all or any portion of the shareholder's shares should either:

     |X| Request the shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the shareholder. A shareholder whose shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if the shareholder desires to tender such shares; or

     |X| Complete and sign the letter of transmittal (or a facsimile thereof) in accordance with the instructions in the letter of transmittal, have the shareholder's signature guaranteed if required by Instruction 1 to the letter of transmittal, mail or deliver the letter of transmittal (or such facsimile), or, in the case of a transfer effected pursuant to the book-entry transfer procedures set forth in "THE OFFER --
          Section 7," transmit an "agent's message" (as defined in "THE OFFER --
          Section 6"), and any other required documents to the depositary and either deliver the certificates for such shares to the depositary along with the letter of transmittal (or such facsimile) or deliver the shares pursuant to the book-entry transfer procedures set forth in "THE OFFER -- Section 7."

If a shareholder desires to tender shares and the share certificates are not immediately available, or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the depositary prior to the "expiration date" (as defined herein), then the tender may be effected by following the procedure for guaranteed delivery set forth in "THE OFFER -- Section 7."

Questions and requests for assistance may be directed to MacKenzie Partners, Inc., the information agent, at the address and telephone number set forth on the back cover of this offering document. Additional copies of this offering document, the letter of transmittal, the notice of guaranteed delivery and other related materials may be obtained from the information agent.


                    THE INFORMATION AGENT FOR THIS OFFER IS:

                                [GRPAHIC OMITTED]
                            MACKENZIE PARTNERS, INC.

The following information amends and supplements the Amended and Restated Offer to Purchase dated May 24, 2005 (the "Restated Offer to Purchase"), as amended by the Supplement dated September 13, 2005 relating to the Restated Offer to Purchase (the "First Supplement"), the Supplement No. 2 dated January 3, 2006 relating to the Restated Offer to Purchase, as amended (the "Second Supplement"), the Supplement No. 3 dated April 25, 2006 relating to the Restated Offer to Purchase, as amended (the "Third Supplement") and the Supplement No. 4 dated August 14, 2006 relating to the Restated Offer to Purchase, as amended (the "Fourth Supplement"), of the Lola Brown Trust No. 1B, an irrevocable grantor trust domiciled and administered in South Dakota (the "Trust", and also referred to herein as "we," "our" or "us"), pursuant to which the Trust is offering to purchase up to 1,620,000 of the outstanding shares of common stock, par value $0.0001 per share (the "shares") of Neuberger Berman Real Estate Income Fund Inc., a Maryland corporation ("NRL"), not owned by the Trust, at a price of $19.89 per share, net to the seller in cash (subject to applicable withholding of United States federal, state and local taxes), without interest, upon the terms and subject to the conditions set forth in this Supplement No. 5 to the Restated Offer to Purchase, as amended (the "Fifth Supplement"), the Fourth Supplement, the Third Supplement, the Second Supplement, the First Supplement, the Restated Offer to Purchase and the related letter of transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

Except as otherwise set forth in this Fifth Supplement, the terms and conditions set forth in the Fourth Supplement, the Third Supplement, the Second Supplement, the First Supplement, the Restated Offer to Purchase and the letter of transmittal are applicable in all respects to the Offer. The information set forth below should be read in conjunction with the Fourth Supplement, Third Supplement, the Second Supplement, the First Supplement, the Restated Offer to Purchase and the letter of transmittal and terms not defined herein which are defined in the Restated Offer to Purchase have the meanings ascribed to them in the Restated Offer to Purchase.


                              QUESTIONS AND ANSWERS


How have you amended the offer?

     We are amending our offer to extend the expiration date and to provide you with information regarding NRL's adoption of a new poison pill set forth below in this Supplement. We have not changed the number of shares we are offering to purchase, the offer price, the procedures for tendering and withdrawing shares or any of the other terms of our offer other than the expiration date.


What is the new expiration date for the offer?

     We are extending the expiration date for the offer to 5:00 P.M., New York City Time on Tuesday, April 3, 2006, unless further extended.


Why did you extend the expiration date for the offer?

     In order to halt the offer, NRL's Board of Directors has adopted a series of stockholder rights plans, or poison pills, which are required by federal law to expire no later than 120 days after the issuance of rights under each plan. The first poison pill was adopted by NRL's Board of Directors in September of 2004 and expired on January 21, 2005, the second poison pill was adopted on January 18, 2005 and expired on May 18, 2005, the third poison pill was adopted on May 13, 2005 and expired on September 11, 2005, the fourth poison pill was adopted on September 1, 2005 and expired on December 23, 2005, the fifth poison pill was adopted on December 21, 2005 and expired on April 17, 2006, the sixth poison pill was adopted on April 12, 2006 and expired on August 10, 2006 and the seventh poison pill was adopted on August 7, 2006 and expired on December 5, 2006. Our offer was scheduled to expire on December 8, 2006. NRL's board has now adopted an eighth poison pill, largely identical to the previous ones. This eighth poison pill will expire on March 30, 2007. The validity of the eighth poison pill, and whether NRL's Board of Directors can continue to adopt poison pills indefinitely, are two of the issues in our litigation with NRL.

     Because we cannot close the offer while a poison pill continues to exist, we do not expect to close the offer unless we are successful in our litigation against NRL's poison pills as well as certain of the other steps NRL has taken to halt the offer. On October 22, 2004, the federal court in Maryland issued the poison pill order upholding the validity of NRL's first poison pill. We filed an appeal of the poison pill order to the United States Court of Appeals for the Fourth Circuit. The appeals court dismissed our appeal on January 25, 2005, with permission to refile our appeal once all matters in the litigation have been resolved at the trial court level. In November and December of 2005, NRL and we filed motions for summary judgment with the trial court with respect to the matters on which the trial court did not rule in its poison pill order, and those motions were argued and submitted to the district court on April 28, 2006, and are pending decision. We have extended the expiration date for our offer to preserve our offer while we continue to seek a final judgment in our favor with respect to NRL's eighth poison pill and other matters involved in the litigation.


If I already tendered my shares in the offer, do I have to do anything now?

     No. Shareholders who validly tendered their shares previously and have not withdrawn them do not have to take any further action. If the Offer is completed, these shares will be accepted for payment and the tendering shareholders will receive the offer price of $19.89 per share in cash, without interest, less any required withholding taxes, subject to proration if more shares have been tendered in the Offer than we have offered to buy. See "THE OFFER -- Section 5."

Can I withdraw my previously tendered shares?

     You may withdraw all or a portion of your tendered shares at any time prior to the time the shares are accepted for payment, after which they cannot be withdrawn. See "THE OFFER -- Section 8."

How do I withdraw previously tendered shares?

     To withdraw shares, you must deliver a written notice of withdrawal with the required information to the depositary while you still have the right to withdraw the shares. If you have tendered your shares by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct them to arrange for the withdrawal of your shares. See "THE OFFER -- Section 8."

What are the new business addresses for you and parties related to you?

     In the Restated Offer to Purchase, we provided you with information regarding us and our trustees and certain other related parties. The business addresses for us and certain of those related parties has changed. Our new business address, and the new business address for the Evergreen Trust, the Susan L. Ciciora Trust, the John S. Horejsi Trust and the Stewart West Indies Trust, is: c/o Badlands Trust Company, LLC, c/o Alaska First Bank & Trust, Attention: Ron Kukes, 3301 C Street, Anchorage, Alaska 99503. The new business address for Badlands Trust Company, LLC, the Ernest Trust and the Stewart Trust is: c/o Alaska First Bank & Trust, Attention:
     Ron Kukes, 3301 C Street, Anchorage, Alaska 99503. The new business for Ron Kukes is: 3301 C Street, Anchorage, Alaska 99503.

How many shares have been tendered in response to your offer?

     As of the close of business on December 6, 2006, 15,703 shares have been tendered for sale to us in response to our offer.


Who can I contact if I have additional questions about the offer?

     If you have questions or you need assistance, you should contact MacKenzie Partners, Inc., the information agent for the offer, at (212) 929-5500 (collect) or (800) 322-2885 (toll-free).


                                  MISCELLANEOUS

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not comply with the laws of that jurisdiction. We are not aware of any jurisdiction in which the making of the Offer or the tender of shares in connection therewith would not be in compliance with the laws of such jurisdiction. If we become aware of any state law prohibiting the making of the Offer or the acceptance of shares pursuant thereto in such state, we will make a good faith effort to comply with any such state statute or seek to have such state statute declared inapplicable to the Offer. If, after such good faith effort, we cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Trusts by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

No person has been authorized to give any information or to make any representation on our behalf not contained in the Offer and, if given or made, that information or representation must not be relied on as having been authorized.

We filed with the SEC a Schedule TO dated September 10, 2004, an Amendment No. 1 to Schedule TO dated October 1, 2004, an Amendment No. 2 to Schedule TO dated October 7, 2004, an Amendment No. 3 to Schedule TO dated October 14, 2004, an Amendment No. 4 to Schedule TO dated October 26, 2004, an Amendment No. 5 to Schedule TO dated November 5, 2004, an Amendment No. 6 to Schedule TO dated January 25, 2005, an Amendment No. 7 to Schedule TO dated May 24, 2005, an Amendment No. 8 to Schedule TO dated September 13, 2005, an Amendment No. 9 to Schedule TO dated January 3, 2006, an Amendment No. 10 to Schedule TO dated April 25, 2006, an Amendment No. 11 to Schedule TO dated August 14, 2006 and an Amendment No. 12 to Schedule TO dated December 8, 2006, under Exchange Act Rule 14d-3, together with exhibits, furnishing additional information with respect to the Offer, and may file additional amendments thereto. That schedule and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the SEC in the same manner as discussed in "THE OFFER -- Section 12" with respect to information concerning NRL.

                                                          LOLA BROWN TRUST NO.1B

December 8, 2006

     Facsimile copies of the letter of transmittal, properly completed and duly executed, will be accepted. The letter of transmittal, certificates for shares and any other required documents should be sent or delivered by each shareholder of NRL or his or her broker, dealer, commercial bank, trust company or other nominee to the depositary at one of its addresses set forth below:

                        The Depositary for the Offer is:

                             The Colbent Corporation



                 By Mail:                               By Overnight Courier:                              By Hand:
          The Colbent Corporation                      The Colbent Corporation                     The Colbent Corporation
          Attn: Corporate Actions                      Attn: Corporate Actions                     Attn: Corporate Actions
                POB 859208                               161 Bay State Drive                         161 Bay State Drive
          Braintree MA 02185-9208                        Braintree MA  02184                         Braintree MA  02184


                                  By Facsimile:
                                 (781-380-3388)

                         Confirm Facsimile Transmission:
                             (781-843-1833 Ext. 200)

     Questions and requests for assistance may be directed to the information agent at its address and telephone numbers listed below. Additional copies of this Supplement, the Offer to Purchase, the letter of transmittal and other tender offer materials may be obtained from the information agent, and will be furnished promptly at our expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.



                     The Information Agent for the Offer is:

                               [GRAPHIC OMITTED]
                            MACKENZIE PARTNERS, INC.
                               105 Madison Avenue
                            New York, New York 10016
                          (212) 929-5500 (Call Collect)
                                       or
                           (800) 322-2885 (Toll Free)

                       E-MAIL: proxy@mackenziepartners.com